Exhibit 99.1

Pegasystems Announces Thirteenth Consecutive Quarter of Record Revenue

GAAP revenue increases 39% to $90 million, Non-GAAP revenue increases 47% to $95.4 million;

GAAP net income was $3.1 million or $0.08 per share (basic), Non-GAAP net income was $9.9 million or $0.27 per share (basic)

CAMBRIDGE, Mass. – November 9, 2010 – Pegasystems Inc. (NASDAQ: PEGA) today announced financial results for the third quarter and nine months ended September 30, 2010. These results include the operations of Chordiant Software, Inc. from the April 21, 2010 acquisition date. GAAP revenue for the third quarter of 2010 increased 39% to $90 million compared to the third quarter of 2009, and for the first nine months of 2010 increased 29% to $247 million compared to first nine months of 2009. Non-GAAP revenue for the third quarter of 2010 increased 47% to $95.4 million compared to the third quarter of 2009, and for the first nine months of 2010 increased 34% to $256.4 million compared to first nine months of 2009. GAAP net income for the third quarter of 2010 was $3.1 million or $0.08 per share (diluted), compared to GAAP net income of $6.0 million, or $0.16 per share (diluted), for the third quarter of 2009. Non-GAAP net income for the third quarter of 2010 was $9.9 million or $0.26 per share (diluted), compared to Non-GAAP net income of $6.7 million, or $0.17 per share (diluted), for the third quarter of 2009. GAAP net loss for the first nine months of 2010 was ($1.2) million, or ($0.03) per share, compared to GAAP net income of $25.9 million, or $0.68 per share (diluted) for the first nine months of 2009. Non-GAAP net income for the first nine months of 2010 was $19.9 million, or $0.51 per share (diluted), compared to Non-GAAP net income of $28.4 million, or $0.75 per share (diluted) for the first nine months of 2009.

SELECTED GAAP & NON-GAAP RESULTS (1)

	Three Months Ended September 30,				% Increase
	2010	2010	2009	2009	(Decrease)
($ in ‘000s)	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP Non-GAAP
Total Revenue	$90,016	$95,433	$64,821	$64,821	39% 47%
Operating Income	$1,943	$12,282	$7,465	$8,463	(74) % 45%
Net Income	$3,139	$9,899	$6,001	$6,703	(48) % 48%
Basic Earnings per share	$0.08	$0.27	$0.16	$0.18	(50) % 50%
Diluted Earnings per share	$0.08	$0.26	$0.16	$0.17	(50) % 53%

	Nine Months Ended September 30,				% Increase
	2010	2010	2009	2009	(Decrease)
($ in ‘000s)	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP Non-GAAP

Total Revenue	$247,346	$256,356	$191,066	$191,066	29% 34%
Operating Income	$1,365	$31,920	$31,630	$35,258	(96) % (9)%
Net (Loss) Income	$(1,198)	$19,854	$25,884	$28,446	(105) % (30)%
Basic (Loss) Earnings per share	$(0.03)	$0.54	$0.72	$0.79	(104) % (32)%
Diluted (Loss) Earnings per share	$(0.03)	$0.51	$0.68	$0.75	(104) % (32)%

(1) See a reconciliation of our GAAP to Non-GAAP measures contained in the financial schedules at the end of this release.

Business Perspective

“During the third quarter of 2010, we were recognized by the two leading industry analyst firms as a market-leader in the category of business process management,” said Alan Trefler, Founder and CEO of Pegasystems. “This recognition reflects the sustained success our clients are having with our software. They have achieved rapid returns on their investments and are beginning to see transformational opportunities across their organizations. We were also pleased to be recognized by Fortune Magazine as number eight on their list of ‘Fastest-Growing Companies’ for 2010.”

“We have continued our efforts and investments to drive further innovation across a broadening portfolio of industry leading solutions. During the third quarter, we announced the latest release of our CRM solution, which is focused on helping organizations deliver a superior customer experience to their clients. We also released solutions that expanded our capabilities in the financial services and insurance industries, which provide opportunities for growth within our existing customers and fuel engagement with new clients,” concluded Mr. Trefler.

Craig Dynes, Pegasystems’ CFO, added, “During the third quarter, we set a new record for quarterly revenue with GAAP revenue totaling $90 million. Our financial results for the third quarter demonstrate that so far, 2010 is very back-end loaded. In fact, Q3 non-GAAP license revenue of $36.5 million was 25% higher than Q2, and Q3 non-GAAP net income of $9.9 million was almost equal to non-GAAP net income for the first six months of 2010. Our pipeline for Q4 and 2011 is both substantial and encouraging as we believe it reflects a continuing increase in both the BPM market and our market share.”

Messrs. Trefler and Dynes will be hosting a conference call and live Webcast associated with this announcement at 9:00 a.m. EDT on November 10, 2010. Dial-in information is as follows: 1 (877) 348-9349 (domestic) or 1 (678) 809-1046 (international). To listen to the Webcast log onto www.pega.com at least 5 minutes prior to the event’s broadcast and click on the Webcast icon in the Investor Relations section. A replay of the call will also be available on www.pega.com in the Investor Relations section Audio Archives link.

Discussion of Non-GAAP Measures

To supplement financial results presented on a GAAP basis, the Company provides non-GAAP measures included in this release, including the tables contained herein. Pegasystems’ management utilizes a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions, and for forecasting and planning for future periods. The Company’s annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. In addition and as a consequence of the importance of these measures in managing the business, the Company uses non-GAAP measures and results in the evaluation process to establish management’s compensation.

These measures exclude certain business combination accounting entries and expenses related to our acquisition of Chordiant, as well as other significant expenses including stock-based compensation. The Company believes that these non-GAAP measures are helpful in understanding our past financial performance and our anticipated future results. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. A reconciliation of the Company’s GAAP measures to non-GAAP measures is included in the financial schedules at the end of the release.

Forward-Looking Statements

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including those relating to our revenue and pipeline. The words “anticipate,” “project,” “expect,” “plan,” “intend,” “believe,” “estimate,” “target,” “forecast,” “could,” “preliminary,” “guidance” and similar expressions, among others, identify forward-looking statements, which speak only as of the date the statement was made. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause the Company’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties include, among others, the Company’s ability to successfully integrate the operations of Chordiant Software, Inc., variation in demand for our products and services and the difficulty in predicting the completion of product acceptance and other factors affecting the timing of our license revenue recognition, the mix of perpetual and term licenses and the level of term license renewals, our ability to develop new products and evolve existing ones, the weak global economy and the ongoing consolidation in the financial services and healthcare markets, our ability to attract and retain key personnel, reliance on key third party relationships, the potential loss of vendor specific objective evidence for our professional services, and management of the Company’s growth. Further information regarding these and other factors which could cause the Company’s actual results to differ materially from any forward-looking statements contained in this press release is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other recent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent the Company’s views as of November 9, 2010. Investors are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved. Although subsequent events may cause the Company’s view to change, the Company does not undertake and specifically disclaims any obligation to publicly update or revise these forward-looking statements whether as the result of new information, future events or otherwise. The statements should therefore not be relied upon as representing the Company’s view as of any date subsequent to November 9, 2010.

About Pegasystems

Pegasystems, the leader in business process management and a leading provider of CRM solutions, helps organizations enhance customer loyalty, generate new business, and improve productivity. Our patented Build for Change® technology speeds the delivery of critical business solutions by directly capturing business objectives and eliminating manual programming. Pegasystems enables clients to quickly adapt to changing business conditions in order to outperform the competition. For more information, please visit us at www.pega.com.

For Information, contact:

Craig Dynes, Chief Financial Officer

617-866-6020

CDynes@pega.com

All trademarks are the property of their respective owners.

Pegasystems Inc.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue:
Software license	$33,889	$28,358	$92,432	$82,045
Maintenance	23,418	12,489	58,892	36,608
Professional services	32,709	23,974	96,022	72,413

Total revenue	90,016	64,821	247,346	191,066

Cost of revenue:
Cost of software license	1,571	28	2,711	90
Cost of maintenance	3,187	1,558	7,839	4,452
Cost of professional services	30,232	22,474	82,136	61,641

Total cost of revenue (1)	34,990	24,060	92,686	66,183

Gross profit	55,026	40,761	154,660	124,883

Operating expenses:
Selling and marketing	31,199	19,568	82,988	51,663
Research and development	14,924	9,930	40,560	28,198
General and administrative	6,442	3,798	18,246	13,392
Acquisition-related costs	111	-	5,014	-
Restructuring costs	407	-	6,487	-

Total operating expenses (1)	53,083	33,296	153,295	93,253

Income from operations	1,943	7,465	1,365	31,630
Foreign currency transaction gain (loss)	1,513	266	(4,103)	2,377
Interest income, net	129	721	761	2,404
Installment receivable interest income	51	74	155	224
Other income, net	572	-	814	17

Income (loss) before provision for income taxes	4,208	8,526	(1,008)	36,652
Provision for income taxes	1,069	2,525	190	10,768

Net income (loss)	$3,139	$6,001	$(1,198)	$25,884

Net earnings (loss) per share:
Basic	$0.08	$0.16	$(0.03)	$0.72

Diluted	$0.08	$0.16	$(0.03)	$0.68

Weighted-average number of common shares outstanding:
Basic	36,996	36,462	37,008	36,035
Diluted	38,534	38,441	37,008	37,995
Dividends per share	$0.03	$0.03	$0.09	$0.09

(1) Includes stock-based compensation as follows:
Cost of revenue	$447	$250	$1,328	$884
Operating expenses	$1,134	$715	$3,885	$2,639

PEGASYSTEMS INC.

RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES (1)

($ in thousands, except per share data)

	Three Months Ended September 30,						% Increase (Decrease)
	2010 GAAP	Adj.	2010 Non-GAAP	2009 GAAP	Adj.	2009 Non-GAAP	GAAP		Non-GAAP
TOTAL REVENUE (2) (3) (4)	$90,016	$5,417	$95,433	$64,821	$-	$64,821	39%		47%
Software license (2)	33,889	2,605	36,494	28,358	-	28,358	20%		29%
Maintenance (3)	23,418	2,685	26,103	12,489	-	12,489	88%		109%
Professional services (4)	32,709	127	32,836	23,974	-	23,974	36%		37%

TOTAL COST OF REVENUE (5) (6)	$34,990	$(1,997)	$32,993	$24,060	$(278)	$23,782	45%		39%
Amortization of intangible assets (5)	1,550	(1,550)	-	28	(28)	-	n/m		0%
Stock-based compensation (6)	447	(447)	-	250	(250)	-	79%		0%

TOTAL OPERATING EXPENSES (5) (6)	$53,083	$(2,925)	$50,158	$33,296	$(720)	$32,576	59%		54%
Amortization of intangible assets (5)	1,273	(1,273)	-	5	(5)	-	n/m		0%
Stock-based compensation (6)	1,134	(1,134)	-	715	(715)	-	59%		0%
Acquisition-related costs	111	(111)	-	-	-	-	100%		0%
Restructuring costs	407	(407)	-	-	-	-	100%		0%

INCOME FROM OPERATIONS	$1,943	$10,339	$12,282	$7,465	$998	$8,463	-74%		45%

OPERATING MARGIN %	2.16%		12.87%	11.52%		13.06%	(0.0936)	bp	(0.0019)	bp

INCOME TAX EFFECTS (7)	$1,069	$3,579	$4,648	$2,525	$296	$2,821	-58%		65%

NET INCOME	$3,139	$6,760	$9,899	$6,001	$702	$6,703	-48%		48%

NET EARNINGS PER SHARE:
BASIC	$0.08		$0.27	$0.16		$0.18	-50%		50%
DILUTED	$0.08		$0.26	$0.16		$0.17	-50%		53%

WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
BASIC	36,996	-	36,996	36,462	-	36,462	1%		1%
DILUTED	38,534	-	38,534	38,441	-	38,441	0%		0%
n/m - not meaningful

PEGASYSTEMS INC.

RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES (1)

($ in thousands, except per share data)

	Nine Months Ended September 30,						% Increase (Decrease)
	2010 GAAP	Adj.	2010 Non-GAAP	2009 GAAP	Adj.	2009 Non-GAAP	GAAP		Non-GAAP
TOTAL REVENUE (2) (3) (4)	$247,346	$9,010	$256,356	$191,066	$-	$191,066	29%		34%
Software license (2)	92,432	3,664	96,096	82,045	-	82,045	13%		17%
Maintenance (3)	58,892	5,107	63,999	36,608	-	36,608	61%		75%
Professional services (4)	96,022	239	96,261	72,413	-	72,413	33%		33%

TOTAL COST OF REVENUE (5) (6)	$92,686	$(3,988)	$88,698	$66,183	$(974)	$65,209	40%		36%
Amortization of intangible assets (5)	2,660	(2,660)	-	90	(90)	-	n/m		0%
Stock-based compensation (6)	1,328	(1,328)	-	884	(884)	-	50%		0%

TOTAL OPERATING EXPENSES (5) (6)	$153,295	$(17,557)	$135,738	$93,253	$(2,654)	$90,599	64%		50%
Amortization of intangible assets (5)	2,171	(2,171)	-	15	(15)	-	n/m		0%
Stock-based compensation (6)	3,885	(3,885)	-	2,639	(2,639)	-	47%		0%
Acquisition-related costs	5,014	(5,014)	-	-	-	-	100%		0%
Restructuring costs	6,487	(6,487)	-	-	-	-	100%		0%

INCOME FROM OPERATIONS	$1,365	$30,555	$31,920	$31,630	$3,628	$35,258	-96%		-9%

OPERATING MARGIN %	1%		12%	17%		18%	(0.1600)	bp	(0.0600)	bp

INCOME TAX EFFECTS (7)	$190	$9,503	$9,693	$10,768	$1,066	$11,834	-98%		-18%

NET (LOSS) INCOME	$(1,198)	$21,052	$19,854	$25,884	$2,562	$28,446	-105%		-30%

NET (LOSS) EARNINGS PER SHARE:
BASIC	$(0.03)		$0.54	$0.72		$0.79	-104%		-32%
DILUTED	$(0.03)		$0.51	$0.68		$0.75	-104%		-32%

WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
BASIC	37,008	-	37,008	36,035	-	36,035	3%		3%
DILUTED	37,008	1,682	38,690	37,955	-	37,955	-2%		-2%
n/m - not meaningful

PEGASYSTEMS INC.

FOOTNOTES FOR RECONCILIATION OF

SELECTED GAAP MEASURES TO NON-GAAP MEASURES

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. For a detailed explanation of the adjustments made to comparable GAAP measures, the reasons why management uses these measures, the usefulness of these measures and the material limitations on the usefulness of these measures see disclosure under Discussion of Non-GAAP Measures included earlier in this release and below.

Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

Revenue: Business combination rules require that we determine the fair value of the deferred revenue liability for contractual obligations assumed from Chordiant. The fair value represents an amount equal to the estimated costs of fulfilling the assumed contracts plus a reasonable profit margin. In post-acquisition reporting periods, we recognize revenue for the fair value of these contracts, when all the revenue recognition criteria are satisfied, instead of the revenue that would have been recognized by Chordiant as an independent company. We add back the affect of the deferred revenue fair value adjustment in non-GAAP revenue to reflect the full amount of these revenues to provide a more complete comparison of the revenue guidance to peer companies.

Amortization of intangible assets: We have excluded the effect of amortization of intangible assets acquired from Chordiant from our non-GAAP operating expenses and net earnings measures. Amortization of intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

Stock-based compensation expenses: We have excluded the effect of stock-based compensation expenses from our non-GAAP operating expenses and net earnings measures. Although stock-based compensation is a key incentive offered to our employees, and we believe such compensation contributed to the revenues earned during the periods presented and also believe it will contribute to the generation of future period revenues, we continue to evaluate our business performance excluding stock-based compensation expense.

Acquisition-related costs and restructuring costs: We have excluded the effect of acquisition- related costs and restructuring costs from our non-GAAP operating expenses and non-GAAP net earnings measures. We incurred direct and incremental costs associated with the Chordiant acquisition. These acquisition-related costs were primarily due diligence costs, advisory and legal transaction fees, and valuation and tax consulting fees. We have also incurred restructuring costs related to the integration of the acquisition, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Restructuring costs consist of employee severance and other exit costs. We believe it is useful for investors to understand the effects of these items on our total operating expenses.

(2)	As of April 21, 2010, approximately $4.0 million, $0.6 million, $0.5 million and $0.2 million in estimated revenues related to assumed software license contracts will not be recognized for the remainder of fiscal 2010, fiscal 2011, fiscal 2012 and fiscal 2013, respectively, due to business combination accounting rules.
(3)	As of April 21, 2010, approximately $7.3 million, $3.0 million and $0.5 million in estimated revenues related to assumed software support contracts will not be recognized for the remainder of fiscal 2010, fiscal 2011 and fiscal 2012, respectively, due to business combination accounting rules.
(4)

As of April 21, 2010, approximately $0.3 million, $0.3 million, $0.3 million and $0.1 million in estimated revenues related to assumed software installation services contracts will not be recognized for the remainder of fiscal 2010, fiscal 2011, fiscal 2012 and fiscal 2013, respectively, due to business combination accounting rules.

(5)	Estimated future annual amortization expense related to intangible assets as of September 30, 2010 is as follows:

Remainder of Fiscal 2010	$ 2,870
Fiscal 2011	11,315
Fiscal 2012	11,137
Fiscal 2013	11,095
Fiscal 2014	9,489
Fiscal 2015	8,688
Fiscal 2016 and thereafter	28,960

Total intangible assets subject to amortization	$ 83,554

(6)	Stock-based compensation is included in operating expense as follows:

	Three Months Ended			Three Months Ended
	September 30, 2010			September 30, 2009
	GAAP	Adj.	Non-GAAP	GAAP	Adj.	Non-GAAP
Cost of revenue	$447	$(447)	$-	$250	$(250)	$-
Selling and Marketing	520	(520)	-	228	(228)	-
Research and development	251	(251)	-	170	(170)	-
General and administrative	363	(363)	-	317	(317)	-

Total stock-based compensation	$1,581	$(1,581)	$-	$965	$(965)	$-

	Nine Months Ended			Nine Months Ended
	September 30, 2010			September 30, 2009
	GAAP	Adj.	Non-GAAP	GAAP	Adj.	Non-GAAP
Cost of revenue	$1,328	$(1,328)	$-	$884	$(884)	$-
Selling and Marketing	1,594	(1,594)	-	579	(579)	-
Research and development	764	(764)	-	559	(559)	-
General and administrative	1,527	(1,527)	-	1,501	(1,501)	-

Total stock-based compensation	$5,213	$(5,213)	$-	$3,523	$(3,523)	$-

(7)	Income tax effects were calculated using an effective GAAP tax rate of 25.4% and 29.6% in the third quarter of 2010 and 2009, respectively, and an effective non-GAAP tax rate of 31.9% and 29.6% in the third quarter of 2010 and 2009, respectively. The difference between our GAAP and non-GAAP tax rates in the third quarter of 2010 was due to the differences in allowable acquisition-related deductions for income tax purposes.

Income tax effects were calculated using an effective GAAP tax rate of 18.8% and 29.4% in the first nine months of 2010 and 2009, respectively, and an effective non-GAAP tax rate of 32.8% and 29.4% in the first nine months of 2010 and 2009, respectively. The difference between our GAAP and non-GAAP tax rates in the first nine months of 2010 was due to the differences in allowable acquisition-related deductions for income tax purposes.

(8)	The diluted weighted-average common shares used for the calculation of Non-GAAP diluted earnings per share for the first nine months of 2010 include the dilutive effect of outstanding options, restricted stock units, and warrants, and the average market price of our common stock during the first three quarters of 2010 using the treasury stock method.

Pegasystems Inc.

Unaudited Condensed Consolidated Balance Sheets

	As of September 30, 2010	As of December 31, 2009
	(in thousands)
Current Assets:
Cash and cash equivalents	$ 52,777	$ 63,857
Marketable securities	16,076	138,796

Total cash, cash equivalents, and marketable securities	68,853	202,653
Trade accounts receivable, net	75,952	39,396
Short-term license installments	2,447	2,829
Deferred income taxes	6,516	2,523
Income taxes receivable and other current assets	17,010	8,840

Total current assets	170,778	256,241
Long-term license installments, net	1,383	2,976
Property and equipment, net	10,769	8,931
Long-term deferred income taxes	30,521	7,515
Other assets	2,489	1,195
Intangible assets, net	83,554	336
Goodwill	21,613	2,391

Total assets	$ 321,107	$ 279,585

Current liabilities:
Accounts payable	$ 5,445	$ 4,791
Accrued expenses	26,417	6,748
Accrued compensation and related expenses	23,746	23,280
Deferred revenue	48,773	32,870

Total current liabilities	104,381	67,689
Income taxes payable	6,134	4,828
Other long-term liabilities	5,192	1,849

Total liabilities	115,707	74,366
Stockholders’ equity:	205,400	205,219

Total liabilities and stockholders’ equity	$ 321,107	$ 279,585

Pegasystems Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2010	2009

	(in thousands)
Operating activities:
Net (loss) income	$ (1,198)	$ 25,884
Adjustments to reconcile net (loss) income to cash (used in) provided by operating activities:
Excess tax benefit from equity awards and deferred income taxes	(7,544)	(15,310)
Depreciation, amortization, and other non-cash items	7,013	2,021
Foreign currency transaction loss	3,775	-
Amortization of investments and realized gain on sale of investments	671	2,963
Stock-based compensation expense	5,213	3,523
Change in operating assets and liabilities, and other, net	(17,436)	19,758

Cash (used in) provided by operating activities	(9,506)	38,839

Cash provided by (used in) investing activities	8,725	(17,650)

Cash used in financing activities	(6,919)	(2,071)

Effect of exchange rate on cash and cash equivalents	(3,380)	1,214

Net (decrease) increase in cash and cash equivalents	(11,080)	20,332
Cash and cash equivalents, beginning of period	63,857	36,087

Cash and cash equivalents, end of period	$ 52,777	$ 56,419